As filed with the Securities and Exchange Commission on April 24, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NATUS MEDICAL INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	1501 Industrial Road San Carlos, CA 94070-4111 (650) 802-0400	77-154833
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
(Address, including zip code, of Registrant’s principal executive offices)

Steven J. Murphy

Chief Financial Officer

1501 Industrial Road

San Carlos, CA 94070-4111

(650) 802-0400

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Daniel J. Winnike, Esq.

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be registered (1)(2)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (3)
Primary Offering:
Common Stock, $0.001 par value (4)	(5)		(6)	$100,000,000	(5)	$10,700
Secondary Offering:
Common Stock, $0.001 par value (4)	600,000 shares	$20.27	(7)	$12,162,000	(7)	$1,302
Total				$112,162,000		$12,002

(1)	There is being registered hereunder an indeterminate number of shares of common stock of the registrant as may be sold from time to time by the registrant and as shall have an aggregate initial offering price under this registration statement not to exceed $100 million. Up to 600,000 shares of our common stock may also be sold from time to time pursuant to this registration statement by the selling stockholders.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act with respect to common stock to be sold by the registrant and pursuant to Rule 457(c) with respect to common stock to be sold by the selling stockholders.
(4)	Each share of common stock registered in this offering also includes one preferred stock purchase right pursuant to our Amended and Restated Preferred Stock Rights Agreement.
(5)	In no event will the aggregate offering price of the securities issued by the registrant from time to time in the primary offering pursuant to this registration statement exceed $100 million.
(6)	The proposed maximum aggregate offering price per share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low reported sales prices on the Nasdaq National Market on April 19, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2006

PROSPECTUS

$100,000,000

Common Stock

600,000 Shares of Common Stock

Offered by Selling Stockholders

From time to time, we may sell the common stock in one or more offerings in amounts, at prices and on the terms that we will determine at the time of the offering, with an aggregate initial offering price of up to $100,000,000.

You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

In addition, the parties listed under the heading “Selling Stockholders” may sell up to a total of 600,000 shares of our common stock from time to time under this prospectus and any prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Our common stock is traded on the NASDAQ National Market under the symbol “BABY.” On April 19, 2006, the last reported sales price for our common stock was $20.49 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ National Market or any securities market or exchange of the common stock covered by the prospectus supplement.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 3.

The common stock may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any common stock with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2006

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock in one or more offerings up to a total dollar amount of $100,000,000. In addition to our sales, the selling stockholders may, from time to time, sell up to 600,000 shares of common stock in one or more offerings. This prospectus provides you with a general description of the common stock we and the selling stockholders may offer. Each time we sell any common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

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SUMMARY

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about Natus Medical Incorporated (“Natus,” “we,” “us,” or “our Company”). These statements include, among other things, statements concerning our expectations, beliefs, plans, intentions, future operations, financial condition and prospects and business strategies. The words “may,” “will,” “continue,” “estimate,” “project,” “intend,” “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to substantial risks and uncertainties that could cause the actual results predicted in the forward-looking statements as well as our future financial condition and results of operations to differ materially from our historical results or currently anticipated results. Investors should carefully review the information contained under the caption “Risk Factors” and elsewhere in this prospectus for a description of risks and uncertainties. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

Natus Medical Incorporated

Natus is a leading provider of healthcare products used for screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, newborn jaundice and newborn metabolic testing.

Our proprietary products are designed, manufactured and packaged into product families that offer what we believe is superior quality and clinical performance at a competitive value for our customers. In addition, our products address guidelines for standard medical practices as adopted by various medical-industry associations such as the American Academy of Pediatrics, or AAP, and the Joint Commission on Infant Hearing.

We currently sell our products into over 80 countries through several distribution channels. In the United States, we sell our products through our direct sales force our audiology distributor network and through several partner medical products companies who private label some of our products. We sell our products internationally through our own network of distributors.

Natus has received clearance from the Food and Drug Administration, or FDA, to market product lines in the areas of hearing screening, jaundice management and neurology and sleep diagnostics as well as for products used to diagnose hearing loss or to identify abnormalities affecting the peripheral and central auditory nervous systems. Our product lines include single-use disposable supplies for use with our medical devices.

Our Neometrics Data Management product line consists of an integrated suite of software modules that collect and analyze demographic data and test results associated with the newborn screening process. These products enable laboratory personnel to quickly and accurately identify infants with potentially life-threatening disorders and to relay this information to appropriate medical personnel. With protocols customized to the specific rules and regulations of each state, the applications then assist in the management of patient follow-up and treatment.

We were incorporated in California in May 1987 and reincorporated in Delaware in August 2000. Our principal executive offices are located at 1501 Industrial Road, San Carlos, California 94070 and our telephone number is (650) 802-0400. Natus currently has approximately 209 employees worldwide. Our website address is http://www.natus.com. The contents of our website are not incorporated by reference in this Prospectus. Unless the context indicates otherwise, as used in this prospectus, the terms “Natus,” “we,” “us” and “our” refer to Natus Medical Incorporated, a Delaware corporation.

Natus®, AABR®, AOAE®, ALGO®, Cochlea-Scan®, Echo-Screen®, Flexicoupler®, MiniMuffs® and neoBLUE® are registered trademarks of Natus Medical Incorporated. EchoLink™, Neometrics™ and Accuscreen™ are non-registered trademarks of Natus. Solutions for Newborn CareSM is a non-registered service mark of Natus. Bio-logic®, AuDX®, ABaer®, Ceegraph®, MASTER®, Navigator®, Sleepscan® and Traveler® are registered trademarks of Bio-logic Systems Corp. CHAMP™ and Smartpack™ are non-registered trademarks of Bio-logic.

The Securities We May Offer

We may offer shares of our common stock with a total offering price of up to $100 million from time to time under this prospectus, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the common stock we may offer. Each time we offer common stock, we will provide a prospectus supplement that will describe the specific amount, price and other important terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

In addition to shares that may be offered by Natus, this prospectus also provides for the sale of up to 600,000 shares of our common stock by the stockholders listed under “Selling Stockholders.” We will not receive any proceeds from the sale of those shares.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the common stock directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of common stock. If we do offer common stock through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of the those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Holders of our common stock are entitled to one vote per share for the election of directors and on all matters that require stockholder approval. Subject to any preferential rights of any then outstanding preferred stock, the holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of our common stock, or any redemption rights.

RISK FACTORS

Investing in our common stock involves risks. Before deciding whether to invest in our common stock, you should read and carefully consider the following risk factors before making an investment decision. In addition, you should read and carefully consider the risk factors discussed in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in subsequent filings with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

On January 5, 2006 we completed our acquisition of Bio-logic Systems Corp. There are numerous risks associated with the acquisition

The acquisition of Bio-logic may not result in improved operating results for us, or in our achieving financial condition superior to that which we would have achieved had we not completed the acquisition. The acquisition could fail to produce the benefits that we anticipate, or could have other adverse effects that we currently do not foresee. In addition, some of the assumptions that we have relied upon, such as achievement of operating synergies, may not be realized. In this event, the acquisition could result in reduced earnings of Natus as compared to the earnings that would have been achieved by Natus if the acquisition had not occurred.

We used virtually all of our existing cash resources to complete the acquisition, and have also incurred indebtedness under a new credit facility for a portion of the purchase price. This usage of cash has had an adverse impact on our liquidity, and will force us to place more reliance on cash flow from operations for our liquidity. If our cash flow from operations is not sufficient for our needs, our business could be adversely affected. If we are required to seek additional external financing to support our need for cash, we may not have access to financing on terms that are acceptable to us, or at all. Alternatively, we may obtain additional financing on terms that are dilutive to existing holders of our common stock or that include covenants that restrict our business, or both.

We entered into a senior secured borrowing facility to obtain a portion of the funds needed to complete the acquisition. The loan causes us to incur interest charges for such time as the loan is outstanding. In addition, the loan contains various covenants by us that directly or indirectly restrict our ability to engage in activities that we may otherwise believe to be in the best interests of the Company. The loan is secured by the assets of the Company, and this security interest may also negatively effect our flexibility to engage in financing or other activities in future periods.

If we fail to successfully integrate the operations of Natus and Bio-logic, we may not realize the potential benefits of the acquisition. The integration of the operations of Natus and Bio-logic is a time consuming and expensive process and may disrupt our operations if it is not completed in a timely and efficient manner. Bio-logic’s primary offices are located in Mundelein, Illinois and it also has employees and contractors in, among other places, Israel and Poland. The geographical distance between Bio-logic’s and our facilities may further adversely affect our ability to integrate these operations. If this integration effort is not successful, our results of operations could be harmed, employee morale could decline, key employees could leave, and customers could cancel existing orders or choose not to place new ones. In addition, we may not achieve the synergies or other benefits of the acquisition that we anticipate. We may encounter the following difficulties, costs and delays involved in integrating these operations:

•	Failure to successfully manage relationships with customers and other important business partners;

•	Failure of customers to continue using the products and services of the combined company;

•	The loss of key employees;

•	Challenges encountered in managing larger, more geographically dispersed operations;

•	Diversion of the attention of management from other ongoing business concerns; and

•	Potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the acquisition.

We have a history of losses, variable quarterly results, and seasonality in the sale of our products, and may not maintain profitability in the future

Since our inception, we have incurred significant net losses, including net losses for the years 2003 and 2004, and we may incur net losses in the future. As of December 31, 2005, we had an accumulated deficit of approximately $30.8 million. Additionally, our revenue and operating results have varied significantly from quarter to quarter in the past and may continue to fluctuate in the future. The following are among the factors that could cause our revenue, operating results and margins to fluctuate significantly from quarter to quarter:

•	Budgeting cycle of our customers, particularly government entities;

•	Size and timing of specific sales, such as large purchases of our devices and systems or our supplies and services by government agencies or hospital systems;

•	Trade-in allowances or other concessions in connection with the introduction of new products or improvements to existing products;

•	Length and unpredictability of our sales cycle; and

•	Marked changes caused by rapidly evolving technology.

In addition, we experience seasonality in our revenue. For example, our sales typically decline from our fourth fiscal quarter to our first fiscal quarter, due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers, many of which are government agencies. We may also experience declining sales in the third fiscal quarter due to summer holiday and vacation schedules. We anticipate that we will continue to experience these seasonal fluctuations, which may lead to fluctuations in our quarterly operating results. We believe that you should not rely on our results of operations for interim periods as an indication of our expected results in any future period.

We anticipate that it will become increasingly difficult for us to manage our expenses as we:

•	Continue to invest in research and development to enhance our hearing-screening and phototherapy product lines, the technologies we acquired from Bio-logic, and other products and technologies;

•	Develop additional applications for our current technology;

•	Increase our marketing and selling activities, particularly outside the U.S.;

•	Develop additional infrastructure and hire required management and other employees to keep pace with our growth

As a result of these factors, we may need to generate proportionately higher revenue to maintain profitability. We cannot be certain that we will be able to sustain profitability in the future.

In the past, we have relied on sales of our newborn screening products for the majority of our revenue, and these products will continue to contribute to a substantial portion of our revenue; a decline in sales of these products could cause our revenue to fall

We expect that the revenue from our newborn hearing screening products will continue to account for a substantial portion of our revenue for at least the next year. Any factors adversely affecting the pricing of our newborn hearing screening devices and related supplies, or demand for our newborn hearing screening products, including physician acceptance or the selection of competing products, could cause our revenue to decline and our business to suffer.

Our markets are very competitive and in the United States we sell certain of our products in a mature market

We face competition from other companies in all of our product lines. Our competitors range from small, privately-held companies to multinational corporations, and their product offerings vary in scope and breadth. We do not believe that any single competitor is dominant in any of our product lines.

The markets for certain of our products in the U.S., including the newborn hearing screening and EEG monitoring markets, are mature and we are unlikely to see significant growth for such products in the U.S. In the U.S. we derive a significant portion of our revenue from the sale of disposable supplies that are used with our hearing screening devices. Because these disposable supply products can generate high margins, we expect that our products, particularly our hearing screening disposable supply products, could face increasing competition, including competitors offering lower prices, which could have an adverse affect on our revenue and margins.

We believe that our primary competitive strength relates to the functionality and reliability of our products. Our competitors may have certain competitive advantages, which include the ability to devote greater resources to the development, promotion and sale of their products. Consequently, we may need to increase our efforts, and related expenses for research and development, to maintain or improve our position.

We expect recurring sales to our existing customers to generate a majority of our revenue in the future, and if our existing customers do not continue to purchase products from us, our revenue may decline.

Our business could be harmed if our competitors establish cooperative relationships with large medical device vendors or rapidly acquire market share through industry consolidation

Large medical device vendors may acquire or establish cooperative relationships with our current competitors. We expect that the medical device industry will continue to consolidate. New competitors or alliances among competitors may emerge and rapidly acquire significant market share, which would harm our business and financial prospects.

Our operating results may decline if we do not succeed in developing, acquiring and marketing additional products or improving our existing products

We intend to develop and acquire additional products and technologies for the screening, detection, treatment, monitoring and tracking of common medical ailments. Developing and acquiring new products, and improving our existing products, to meet the needs of current and future customers requires significant investments in research and development. If we fail to successfully sell new products or update our existing products, our operating results may decline as our existing products reach the end of their commercial life cycles.

If we fail in our efforts to educate clinicians, government agency personnel, and third-party payors on the effectiveness of our products, we will not achieve future sales growth

It is critical to the success of our sales efforts that we educate a sufficient number of clinicians, hospital administrators, and government agencies about our products and the costs and benefits of their use. The commercial success of our products depends upon clinician, government agency and other third-party payor confidence in the economic and clinical benefits of our products as well as their comfort with the efficacy, reliability, sensitivity and specificity of our products. We believe that clinicians will not use our products unless they determine, based on published peer-reviewed journal articles and experience, that our products provide an accurate and cost-effective alternative to other means of testing or treatment. Our customers may choose to use competitive products, which may be less expensive or may provide faster results than our devices. Clinicians are traditionally slow to adopt new products, testing practices and clinical treatments, partly because of perceived liability risks and the uncertainty of third-party reimbursement. If more clinicians, government agencies and hospital administrators do not adopt our products, we may not maintain profitability. Factors that may adversely affect the medical community’s acceptance of our products include:

•	Publication of clinical study results that demonstrate a lack of efficacy or cost-effectiveness of our products;

•	Changing governmental and physician group guidelines;

•	Performance, quality, price and total cost of ownership of our products relative to other competitive products;

•	Our ability to maintain and enhance our existing relationships and to form new relationships with leading physicians, physician organizations, hospitals, state laboratory personnel, and third-party payors;

•	Changes in state and third-party payor reimbursement policies for our products; and

•	Rescission of laws requiring universal newborn hearing screening and metabolic screening.

Demand for some of our products depends on the capital spending policies of our customers, and changes in these policies could harm our business

A majority of customers for our products are hospitals, physician offices, and clinics. Many factors, including public policy spending provisions, available resources, and economic cycles have a significant effect on the capital spending policies of these entities and therefore the amount that they can spend on our equipment products. If budget resources limit the capital spending of our customers, they will be unlikely to either purchase any new equipment from us or upgrade to any of our newer equipment products. These factors can have a significant effect on the demand for our products.

Our plan to expand our international operations will result in increased costs and is subject to numerous risks; if our efforts are not successful, this could harm our business

The domestic market for our newborn hearing screening products is mature and we plan to expand our international sales and marketing efforts to increase sales of our products in foreign countries. We have only begun over the past five years to significantly develop our distributor network outside the U.S. We may not realize corresponding growth in revenue from growth in international unit sales, due to the lower average selling prices we receive on sales outside of the U.S. Even if we are able to successfully expand our international selling efforts, we cannot be certain that we will be able to create or increase demand for our products outside of the U.S. Our international operations are subject to other risks, which include:

•	Impact of possible recessions in economies outside the U.S.;

•	Political and economic instability, including instability related to war and terrorist attacks in the U.S. and abroad;

•	Contractual provisions governed by foreign law, such as local law rights to sales commissions by terminated distributors;

•	Decreased health care spending by foreign governments that would reduce international demand for our produces;

•	A strengthening of the U.S. dollar relative to foreign currencies that could make our products less competitive because most of our international sales are denominated in the U.S. dollar;

•	Greater difficulty in accounts receivable collection and longer collection periods;

•	Difficulties of staffing and managing foreign operations;

•	Reduced protection for intellectual property rights in some countries and potentially conflicting intellectual property rights of third parties under the laws of various foreign jurisdictions;

•	Difficulty in obtaining and maintaining foreign regulatory approval; and

•	Attitudes by clinicians, and cost reimbursement policies, towards use of disposable supplies that are potentially unfavorable to our business.

If guidelines mandating universal newborn screening do not continue to develop in foreign countries and governments do not mandate testing of all newborns as we anticipate, or if those guidelines have a long phase-in period, our revenues may not grow

We estimate that approximately 90% to 95% of the children born in the U.S. are currently being tested for hearing prior to discharge from the hospital. To date, there has been only limited adoption of newborn hearing screening prior to hospital discharge by foreign governments, and the phase-in period varies from several months to several years. The widespread adoption of these guidelines depends, in part, on our ability to educate foreign government agencies, neonatologists, pediatricians, third-party payors, and hospital administrators about the benefits of universal newborn screening as well as the use of our products to perform the screening and monitoring. Our revenues may not grow if governments do not require universal newborn screening prior to hospital discharge, or if physicians or hospitals are slow to comply with those guidelines, or if governments provide for a lengthy phase-in period for compliance.

Because we rely on distributors or sub-distributors to sell our products in most of our markets outside of the U.S., our revenue could decline if our existing distributors reduce the volume of purchases from us, or if our relationship with any of these distributors is terminated

We currently rely on our distributors or sub-distributors for a majority of our sales outside the U.S. Our reliance on international distributors has increased with our decision in 2004 to close our Japanese sales subsidiary and sell through a distributor in Japan, and our acquisition of Fischer-Zoth, which sells its products through distributors in Europe and Asia. Some distributors also assist us with regulatory approvals and education of clinicians and government agencies. We intend to continue our efforts to increase our sales in Europe, Japan and other developed countries. If we fail to sell our products through our international distributors, we would experience a decline in revenues unless we begin to sell our products directly in those markets. We cannot be certain that we will be able to attract new international distributors to market our products effectively or provide timely and cost-effective customer support and service. Even if we are successful in selling our products through new distributors, the rate of growth of our revenue could be harmed if our existing distributors do not continue to sell a large dollar volume of our products. None of our existing distributors are obligated to continue selling our products.

We may be subject to foreign laws governing our relationships with our international distributors. These laws may require us to make payments to our distributors if we terminate our relationship for any reason, including for cause. Some countries require termination payments under local law or legislation that may supersede our contractual relationship with the distributor. These payments could be equal to a year or more of gross profit on sales of our products that the distributor would have earned. We have terminated our relationship with certain distributors in the past. To date, we have not been required to make any material termination payments under local laws. Any required payments would adversely affect our operating results.

In order to accurately recognize revenue on long-term development and implementation contracts associated with our Neometrics newborn screening data management systems, we must be able to accurately estimate the total cost of completing a project. In arriving at these estimates, we must make assumptions about future costs that may prove to be inaccurate

We recognize revenue from our Neometrics newborn screening data management systems, which are generally highly configurable, on the percentage of completion basis over the development and implementation period of the associated installation. The development and implementation period typically ranges from six to nine months. In order to determine percentage of completion, we must be able to accurately estimate the total cost of the development and implementation process. If our estimates of the future costs to be incurred are understated, our future gross profit would be negatively impacted, and the impact could be material to our results of operations.

Our operating results may suffer because of foreign currency exchange rate fluctuations and may require us to engage in foreign currency hedging

Substantially all of our sales contracts to our U.S. based customers provide for payment in U.S. dollars. In addition, sales to most of our international distributors provide for payment in U.S. dollars. However, substantially all of the revenue and expenses of our foreign subsidiaries are denominated in the applicable foreign currency. To date we have not undertaken any foreign currency hedging transactions and, as a result, our future revenue and expenses may be unpredictable due to exchange rate fluctuations that could result in foreign exchange gains and losses associated with the translation of assets denominated in foreign currencies.

If health care providers are not adequately reimbursed for procedures conducted with our devices or supplies, or if reimbursement policies change adversely, we may not be successful marketing and selling new products or technologies

Clinicians, hospitals and government agencies are unlikely to purchase our products if clinicians are not adequately reimbursed for the procedures conducted with our devices or supplies. Unless a sufficient amount of conclusive, peer-reviewed clinical data about our products has been published, third-party payors, including insurance companies and government agencies, may refuse to provide reimbursement. Furthermore, even if reimbursement is provided, it may not be adequate to fully compensate the clinicians or hospitals. Some third-party payors may refuse adequate reimbursement unless the infant has demonstrable risk factors. If health care providers cannot obtain sufficient reimbursement from third-party payors for our products or the screenings conducted with our products, it is unlikely that our products will ever achieve significant market acceptance. Acceptance of our products in international markets will depend upon the availability of adequate reimbursement or funding within prevailing health care payment systems. Reimbursement, funding and health care payment systems vary significantly by country. We may not obtain approvals for reimbursement in a timely manner or at all.

Adverse changes in reimbursement policies in general could harm our business. We are unable to predict changes in the reimbursement methods used by third-party health care payors, particularly those in countries and regions outside the U.S. For example, some payors are moving toward a managed care system in which providers contract to provide comprehensive health care for a fixed cost per person. In a managed care system the cost of our products may not be incorporated into the overall payment for childbirth and newborn care or there may not be adequate reimbursement for our products separate from reimbursement for the procedure. Unless the cost of screening or treatment is reimbursed as a standard component of newborn care, universal screening is unlikely to occur and the number of infants likely to be screened with our products will be substantially reduced.

If we lose our relationship with any supplier of key product components or our relationship with a supplier deteriorates or key components are not available in sufficient quantities, our manufacturing could be delayed and our business could suffer

We contract with third parties for the supply of some of the components used in our products and the production of our disposable products. Some of our suppliers are not obligated to continue to supply us. We have relatively few sources of supply for some of the components used in our products and in some cases we rely entirely on sole-source suppliers. In addition, the lead-time involved in the manufacturing of some of these components can be lengthy and unpredictable. For example, during 2002, we experienced delays on the part of a supplier to provide us with volume production of our Flexicoupler supplies, and in 2005, we relied on a single supplier of cables used in our ALGO hearing screening devices to help us complete a field replacement program of those cables. If these or other suppliers become unwilling or unable to supply us with components meeting our requirements, it might be difficult to establish additional or replacement suppliers in a timely manner, or at all. This would cause our product sales to be disrupted and our revenue and operating results to suffer.

Replacement or alternative sources might not be readily obtainable due to regulatory requirements and other factors applicable to our manufacturing operations. Incorporation of components from a new supplier into our products may require a new or supplemental filing with applicable regulatory authorities and clearance or approval of the filing before we could resume product sales. This process may take a substantial period of time, and we may not be able to obtain the necessary regulatory clearance or approval. This could create supply disruptions that would harm our product sales and operating results.

Our sales efforts through group purchasing organizations and sales to high volume purchasers may reduce our average selling prices, which would reduce our revenue and gross profits from these sales

We have entered, and may in the future enter, into agreements with customers who purchase high volumes of our products. Our agreements with these customers may contain discounts from our normal selling prices and other special pricing considerations, which could cause our revenue and profits to decline. In addition, we have entered into agreements to sell our products to members of group purchasing organizations, or GPOs, which negotiate volume purchase prices for medical devices and supplies for member hospitals, group practices and other clinics. While we make sales directly to GPO members, the GPO members receive volume discounts from our normal selling price and may receive other special pricing considerations from us. Sales to members of one GPO, Novation, LLC, accounted for approximately 15%, 20%, and 22%, of our total revenue in the twelve months ended December 31, 2005, 2004 and 2003, respectively. Sales to members of GPOs accounted for approximately 28%, 46%, and 39% of our total revenue during the 12 months ended December 31, 2005, 2004, and 2003, respectively. Other of our existing customers may be members of GPOs with which we do not have agreements. Our sales efforts through GPOs may conflict with our direct sales efforts to our existing customers. If we enter into agreements with new GPOs and some of our existing customers begin purchasing our products through those GPOs, our revenue and profits could decline.

If material weaknesses in the adequacy of our internal control over financial reporting are identified and reported as a result of the assessment required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K, and the first such report of our management is contained in our Annual Report on Form 10-K for the year ended December 31, 2005.

While we have expended significant resources in developing the necessary documentation and testing procedures required by Section 404, there is a risk that in the future we will not comply with all of the requirements imposed by Section 404. If we do not continue to maintain an effectively designed and operating system of internal control, we may be unable to comply with the requirements of Section 404 in the future. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Our ability to market and sell products depends upon receipt of domestic and foreign regulatory approval of our products and manufacturing operations. Our failure to obtain or maintain regulatory approvals and compliance could negatively affect our business

Our products and manufacturing operations are subject to extensive regulation in the United States by the Food and Drug Administration, or the FDA, and by similar regulatory agencies in many other countries in which we do business. Unless an exemption applies, each medical device that we propose to market in the U.S. must first receive one of the following types of FDA premarket review authorizations:

•	Clearance via Section 510(k) of the Food, Drug, and Cosmetics Act of 1938, as amended; or

•	Premarket approval via Section 515 of the Food, Drug, and Cosmetics Act if the FDA has determined that the medical device in question poses a greater risk of injury.

The FDA’s 510(k) clearance process usually takes from three to 12 months, but can take longer. The process of obtaining premarket approval via Section 515 is much more costly, lengthy and uncertain. Premarket approval generally takes from one to three years, but can take even longer. The FDA may not grant either 510(k) clearance or premarket approval for any product we propose to market. Furthermore, if the FDA concludes that future products using our technology do not meet the requirements to obtain 510(k) clearance, we would have to seek premarket approval via Section 515. The FDA may impose the more burdensome premarket approval requirement on modifications to our existing products or future products, which in either case could be costly and cause us to divert our attention and resources from the development of new products or the enhancement of existing products.

Regulations, other than that which is administered by the FDA, to which our business is subject, include the Environmental Protection Act, the Occupational Safety and Health Act, and state and local counterparts to these acts.

Our business may suffer if we are required to revise our labeling or promotional materials, or the FDA takes an enforcement action against us for off-label uses

We are prohibited by the FDA from promoting or advertising our medical device products for uses not within the scope of our clearances or approvals, or from making unsupported promotional claims about the benefits of our products. If the FDA determines that our claims are outside the scope of our clearances, or are unsupported, it could require us to revise our promotional claims or take enforcement action against us. If we were subject to such an action by the FDA, our sales could be delayed, our revenue could decline, and our reputation among clinicians could be harmed.

Our business would be harmed if the FDA determines that we have failed to comply with applicable regulations or we do not pass an inspection

We are subject to inspection and market surveillance by the FDA concerning compliance with pertinent regulatory requirements. If the FDA finds that we have failed to comply with these requirements, the Agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

•	Fines, injunctions and civil penalties;

•	Recall or seizure of our products;

•	Issuance of public notices or warnings;

•	Imposition of operating restrictions, partial suspension, or total shutdown of production;

•	Refusal of our requests for 510(k) clearance or premarket approval of new products;

•	Withdrawal of 510(k) clearance or premarket approvals already granted; or

•	Criminal prosecution.

If we fail to obtain and maintain necessary foreign regulatory approvals in order to market and sell our products outside of the U.S., we may not be able to sell our products in other countries

Our products that are regulated domestically by the FDA are also regulated outside the U.S. by foreign governmental agencies similar to the FDA and are subject to regulatory requirements similar to those of the FDA. The time and cost required to obtain market authorization from other countries and the requirements for licensing a product in another country may differ significantly from FDA requirements. We may not be able to obtain these approvals without incurring significant expenses or at all, and we may not be able to maintain these approvals once they have been obtained.

If we, or our suppliers, fail to comply with applicable regulations, sales of our products could be delayed and our revenue could be harmed

Every manufacturer of a finished medical device, including Natus and some of our contract manufacturers and suppliers, is required to demonstrate and maintain compliance with the FDA’s quality system regulation and comparable regulations of states and other countries. The FDA enforces the quality system regulation through periodic inspections. We, or our contract manufacturers, may fail to pass future quality system regulation inspections. If we, or our contract manufacturers, fail one of these inspections in the future, our operations could be disrupted and our manufacturing and sales delayed significantly until we can demonstrate adequate compliance. If we or our contract manufacturers fail to take adequate corrective action in a timely fashion in response to a quality system regulation inspection, the FDA could shut down our or our contract manufacturers’ manufacturing operations or require us, among other things, to recall our products, either of which would harm our business.

Governmental, environmental, health and safety regulations could adversely affect our operations

Our operations are subject to complex and stringent environmental, health, safety and other governmental laws and regulations. Existing laws and regulations may be revised or reinterpreted, or new laws and regulations may become applicable to us, that may have a negative effect on our business and results of operations.

We may not be successful in integrating the businesses that we acquire, or such businesses may not be accretive to earnings or perform as projected

We acquired intellectual property assets and technology patents from Pemstar Pacific Consultants during 2002; we acquired the assets of Neometrics Inc. and affiliated entities during 2003; we acquired Fischer-Zoth in 2004; and we acquired Bio-logic Systems Corp. in early 2006. We expect to make additional acquisitions of products, technology assets or businesses in the future as part of our efforts to increase revenue and expand our product offerings. In addition to direct costs, acquisitions pose a number of risks, including:

•	Inability to effectively integrate acquired products into our business;

•	Loss of key personnel of the acquired company;

•	Failure to realize expected synergies;

•	Failure of acquired products to achieve projected sales;

•	Failure to maintain customers of, or other relationships existing with respect to, the acquired business;

•	Failure to successfully develop the acquired technology into the desired products or enhancements;

•	Assumption of unknown liabilities;

•	Failure to understand and compete effectively in markets and with products or technologies with which we have limited previous experience; and

•	Write-off of goodwill and intangible assets related to such acquisitions.

Our acquisitions of products, technology assets, or businesses may have a negative impact on our business if we fail to achieve the anticipated financial, strategic, and other benefits of acquisitions or investments, and our operating results may suffer because of this.

Future changes in technology or market conditions could result in adjustments to our recorded asset balance for intangible assets, resulting in additional charges that could significantly impact our operating results

At December 31, 2005, we had significant intangible assets, including goodwill and other acquired intangible assets. As a result of our acquisition of Bio-logic in January 2006, these assets will increase significantly. The determination of related estimated useful lives and whether these assets are impaired involves significant judgments. Our ability to accurately predict future cash flows related to these intangible assets might be hindered by events over which we have no control. Due to the highly competitive nature of the medical device industry, new technologies could impair the value of our intangible assets if they create market conditions where our products are no longer competitive. Any future determination that these assets are carried at greater than their fair value could result in additional charges, which could significantly impact our operating results.

We may not be able to preserve the value of our intellectual property because we may not be able to protect access to our intellectual property or we may lose our intellectual property rights due to expiration of our licenses or patents

If we fail to protect our intellectual property rights or if our intellectual property rights do not adequately cover the technology we employ, other medical device companies could sell products with features similar to ours, and this could reduce demand for our products. We protect our intellectual property through a combination of patent, copyright, trade secret and trademark laws. Despite our efforts to protect our proprietary rights, others may attempt to copy or otherwise improperly obtain and use our products or technology. Policing unauthorized use of our technology is difficult and expensive, and we cannot be certain that the steps we have taken will prevent misappropriation. Our means of protecting our proprietary rights may be inadequate. Enforcing our intellectual property rights could be costly and time consuming and may divert our management’s attention and resources. Failing to enforce our intellectual property rights could also result in the loss of those rights.

Our operating results would suffer if we were subject to a protracted infringement claim or a significant damage award

The medical technology industry has, in the past, been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. We expect that medical screening products may become increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Third parties such as individuals, educational institutions or other medical device companies may claim that we infringe their intellectual property rights. Any claims, with or without merit, could have any of the following negative consequences:

•	Result in costly litigation and damage awards;

•	Divert our management’s attention and resources;

•	Cause product shipment delays or suspensions; or

•	Require us to seek to enter into royalty or licensing agreements.

A successful claim of infringement against us could result in a substantial damage award and materially harm our financial condition. Our failure or inability to license the infringed or similar technology, or design and build non-infringing products, could prevent us from selling our products and adversely affect our business and financial results.

Product liability suits against us could result in expensive and time consuming litigation, payment of substantial damages and an increase in our insurance rates

The sale and use of our products could lead to the filing of a product liability claim by someone claiming to have been injured using one of our products or claiming that one of our products failed to perform properly. A product liability claim could result in substantial damages and be costly and time consuming to defend, either of which could materially harm our business or financial condition. Our product liability insurance may not protect our assets from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing any coverage in the future.

We license intellectual property rights from third parties and would be adversely affected if our licensors do not appropriately defend their proprietary rights or if we breach any of the agreements under which we license commercialization rights to products or technology from others

We license rights from third parties for products and technology that are important to our business. If our licensors are unsuccessful in asserting and defending their proprietary rights, including patent rights and trade secrets, we may lose the competitive advantages we have through selling products that we license from third parties. Additionally, if it is found that our licensors infringe on the proprietary rights of others, we may be prohibited from marketing our existing products that incorporate those proprietary rights. Under our licenses, we are subject to commercialization and development, sublicensing, royalty, insurance and other obligations. If we fail to comply with any of these requirements, or otherwise breach a license agreement, the licensor may have the right to terminate the license in whole or to terminate the exclusive nature of the license.

We depend upon key employees in a competitive market for skilled personnel, and, without additional employees, we cannot grow or maintain profitability

Our products and technologies are complex, and we depend substantially on the continued service of our senior management team. The loss of any of our key employees could adversely affect our business and slow our product development process. Our future success also will depend, in part, on the continued service of our key management personnel, software engineers, and other research and development employees and our ability to identify, hire, and retain additional personnel, including customer service, marketing, and sales staff. Hiring research and development, engineering, sales, marketing and customer service personnel in our industry is very competitive due to the limited number of people available with the necessary technical skills and understanding of pediatric audiology, neonatal jaundice management, and neonatal metabolic screening. We may be unable to attract and retain personnel necessary for the development of our business.

We could lose the ability to use net operating loss carryforwards, which may adversely affect our financial results

As of December 31, 2005, we had a total federal and state net operating loss carryforwards of approximately $20.4 million and $7.0 million, respectively, available to reduce future taxable income. These net operating loss carryforwards, if not utilized to offset taxable income in future periods, will expire in various amounts beginning in 2008 through 2025 for state and/or federal income tax purposes. If we have net losses in the future, we may not be able to utilize some or all of our net operating loss carryforwards before they expire.

In addition, U.S. income tax law imposes limitations on the ability of corporations to use net operating loss carryforwards if the corporation experiences a more than 50% change in ownership during any three-year period. We may take actions, such as the issuance of additional stock, which would cause an ownership change to occur. Accordingly, we may be limited to the amount we can use in any given year, so even if we have substantial net income, we may not be able to use our net operating loss carryforwards before they expire. In addition, the net operating loss carryforwards are subject to examination by the Internal Revenue Service (“IRS”), and are thus subject to adjustment or disallowance resulting from any such IRS examination. We have not undertaken a study to determine whether such limitations exist, and if so, the extent of such limitations. However, we believe it is probable that some amount of our net operating losses will be affected.

If we are unable to fully utilize our net operating loss carryforwards, our future tax payments could be higher and our financial results may suffer.

Our stockholder rights plan and anti-takeover provisions in our charter documents and under Delaware law may make it more difficult to acquire a large portion of our securities, to initiate a tender offer or a proxy contest, or to acquire us, even though such events may be beneficial to our stockholders

We maintain a stockholder rights plan that is designed to deter unsolicited takeover activity with respect to our Company. In addition, provisions of our restated certificate of incorporation, bylaws, and Delaware law, including provisions providing for a staggered board of directors, could make it more difficult for a third party to remove our management. Further, these provisions may make it more difficult to acquire a large portion of our securities, to initiate a tender offer or a proxy contest or acquire us, even if doing so would benefit our stockholders.

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our expectations, beliefs, plans, intentions, future operations, financial condition and prospectus, and business strategies. The words “may,” “will,” “continue,” “estimate,” “project,” “intend,” “believe,” “expect,” “anticipate,” and other similar expressions generally identify forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements regarding the following: the effectiveness and advantages of our products, factors relating to demand for and economic advantages of our products, our plan to develop and acquire additional technologies, products or businesses, our expectations regarding growth in international sales, our marketing, technology enhancement and product development strategies, our intention to enter into agreements with group purchasing organizations, our intention to seek strategic partners, our belief that we bring products to market efficiently, development of technologies into successful products, our estimate of the length of time for patents to issue, identity of our competition and factors for competition, our compliance with regulatory requirements and laws, and our plan to seek approval to sell our products in additional countries.

Forward-looking statements are not guarantees of future performance and are subject to substantial risks and uncertainties that could cause the actual results predicted in the forward-looking statements as well as our future financial condition and results of operations to differ materially from our historical results or currently anticipated results. Investors should carefully review the information incorporated by reference under the caption “Risk Factors” in this prospectus and in our other filings with the SEC.

Although our forward-looking statements reflect good faith beliefs of our management, these statements are based only on facts and circumstances currently known to us. As a result, we cannot guarantee future results, events, levels of activity, performance or achievement as expressed in or implied by our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of common stock under this prospectus for general corporate purposes. Except as otherwise so described in a prospectus supplement, these purposes would include repayment of any remaining balance under our $10 million senior secured credit facility with Wells Fargo Bank. We used the credit facility to fund, in part, our January 5, 2006 acquisition of Bio-logic Systems Corp. We must pay interest under the facility at a rate as determined by Wells Fargo Bank equal to either: (i) a fluctuating rate per annum one-quarter percent (0.25%) above the prime rate in effect from time to time, or (ii) a fixed rate per annum determined by Wells Fargo Bank to be two and one-half percent (2.50%) above LIBOR in effect on the first day of the applicable fixed rate term. The outstanding principal balance under this facility is due in full on December 31, 2009.

Other general corporate purposes for which we may use the proceeds include potential acquisitions of, or investments in, companies and technologies that complement our business, capital expenditures and additions to our working capital. Pending these uses, we expect to invest the net proceeds in accordance with our investment policy. Our investment policy permits us to invest funds in:

•	Corporate securities, including commercial paper, rated A1, P1 or better, and corporate debt instruments, including medium term notes and floating rate notes issued by foreign and domestic corporations, that pay in U.S. dollars and carry a rating of A or better;

•	Bank certificates of deposit and banker’s acceptances that are rated at least A1 or P1;

•	U.S. Treasury bills, notes and bonds and U.S. AAA-rated agency securities that carry the direct or implied guarantee of the U.S. government, including notes, discount notes, medium term notes and floating rate notes;

•	Asset-backed securities rated A or better;

•	Repurchase agreements with major banks and dealers that are recognized as primary dealers by the Federal Reserve Bank of New York;

•	Money market mutual funds that offer daily purchase and redemption; and

•	Tax exempt/tax advantage investments in money market funds, variable rate demand notes, municipal notes or bonds and auction preferred municipal and corporate securities.

With respect to any selling stockholder sales, the selling stockholders will receive all of the proceeds from the sale of common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholders of such common stock.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of up to 600,000 shares of common stock that we issued pursuant to the common stock purchase agreement we entered into with D3 Family Fund, L.P., D3 Family Bulldog Fund, L.P., D3 Family Retirement Fund, L.P., D3 Children’s Fund, L.P. and D3 Offshore Fund, L.P. on October 16, 2005. We are including the shares of the selling stockholders in accordance with the provisions of that common stock purchase agreement. Funds affiliated with the selling stockholders own 18.89% of our common stock outstanding as of March 31, 2006, and as such may be considered an “affiliate” of our Company.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares that they acquired under the common stock purchase agreement.

The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. All of the information contained in the table below is based upon information provided to us by the selling stockholders, as of April 19, 2006. We have not independently verified this information. As used in this prospectus, the term “selling stockholder” includes those persons listed in the table below and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares. This table may be expanded or supplemented in prospectus supplements as new information becomes available to us.

	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering
Selling Stockholder (2)	Number	Percent		Number	Percent
D3 Family Fund, L.P.	3,508,914	18.89	143,000	2,908,914	15.66
D3 Family Bulldog Fund, L.P.	3,508,914	18.89	44,000	2,908,914	15.66
D3 Family Retirement Fund, L.P.	3,508,914	18.89	58,000	2,908,914	15.66
D3 Children’s Fund, L.P.	3,508,914	18.89	30,000	2,908,914	15.66
D3 Offshore Fund, L.P.	3,508,914	18.89	325,000	2,908,914	15.66

TOTAL	3,508,914		600,000	2,908,914

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. A Schedule 13D/A filed with the Securities and Exchange Commission by David Nierenberg on October 19, 2005, reported ownership by the Funds as follows: D3 Family Fund, L.P., 1,686,422 shares; D3 Family Bulldog Fund, L.P., 312,333 shares; D3 Family Retirement Fund, L.P, 551,940 shares; D3 Children’s Fund, L.P, 132,161 shares; and D3 Offshore Fund, L.P., 826,158 shares.
(2)	The principal business of the D3 Family Funds is investing in the equities of public micro-cap issuers. With the exception of the D3 Offshore Fund, all of the D3 Family Funds are Washington State limited partnerships and the general partner of each of the funds is Nierenberg Investment Management Company, Inc. The D3 Offshore Fund, L.P. is based in the Bahamas and the general partner of the fund is Nierenberg Investment Management Offshore, Inc. The D3 Family Funds consist of: D3 Family Fund, L.P., D3 Family Bulldog Fund, L.P., D3 Family Retirement Fund, L.P, D3 Children’s Fund, L.P and D3 Offshore Fund, L.P. David Nierenberg is president of Nierenberg Investment Management Company, Inc. and Nierenberg Investment Management Offshore, Inc. With the exception of the D3 Offshore Fund, The D3 Family Funds are located at 19605 N.E. 8th Street, Camas, Washington 98607. The D3 Offshore Fund is located at British American Insurance House, Marlborough Street, Nassau, Bahamas N4901.

BUSINESS

Natus is a leading provider of healthcare products used for screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, newborn jaundice and newborn metabolic testing. We design our products to deliver accurate results in a rapid and reliable manner. In addition, our products address guidelines for standard medical practices as adopted by various medical-industry associations such as the American Academy of Pediatrics and the Joint Commission on Infant Hearing.

Our proprietary products are designed, manufactured and packaged into product families that offer what we believe is superior quality and clinical performance at a competitive value for our customers. We currently sell our products into over 80 countries through several distribution channels. In the United States, we sell our products through our direct sales force our audiology distributor network and through several partner medical products companies who private label some of our products. We sell our products internationally through our network of distributors.

Hearing Screening

Hearing impairment is the most common treatable chronic disorder in newborns, affecting as many as five babies out of every 1,000. It is estimated that 20,000 hearing-impaired babies are born in the U.S. every year, and as many as 60,000 more in the rest of the developed world. Until the introduction of newborn hearing screening programs, screening was generally performed only on those newborns who had risk factors for hearing impairment, including a family history of hearing impairment, infection prior to birth, low birth weight, skull or facial anomalies, or bacterial meningitis. However, screening only those newborns with risk factors for hearing impairment overlooks approximately half of the newborns with some level of hearing impairment.

Traditional methods of screening for newborn hearing impairment include subjective behavioral tests and more expensive objective diagnostic processes. We believe widespread acceptance of screening newborns for hearing impairment requires a relatively inexpensive screening method that produces sensitive, specific and reliable results. The two traditional technologies used to screen newborns and infants for hearing impairment are auditory brainstem response, or ABR, and otoacoustic emissions, or OAE.

Auditory Brainstem Response. ABR technology is the most accurate and comprehensive method for diagnosing hearing impairment in adults and infants. ABR technology uses sensors placed on the head to measure the response of the brain and auditory nerves to sounds delivered through earphones. Hearing impairment is evaluated by monitoring the brain’s response to varying frequency and volume of sounds. Trained clinicians must operate the ABR screening equipment, and the screening results must be interpreted by an audiologist or trained clinician. Non-automated ABR technology is primarily used to assess the degree of hearing impairment in adults and children and is not widely used for newborn screening due to the high cost, lengthy procedure time, and shortage of trained clinicians in many hospital nurseries. Enhanced ABR devices automate portions of the screening process, such as providing pre-determined parameter menus, to make these devices easier to use and the results less difficult to interpret. The user has discretion to set some or all of the screening parameters and, as a result, many enhanced ABR devices require substantial user training. A physician, audiologist or other trained clinician may also be required to review a pass or refer results because these products permit discretion in setting screening parameters.

Otoacoustic Emissions. OAE screening is a method of detecting hearing impairment in adults and children by measuring the function of the cochlea. OAE are sounds created by the active biomechanical processes within the sensory cells of normal ears. Since OAE are present in normal ears, an absence of OAE is a sign of irregular function of these sensory cells that can be an indicator for hearing impairment. OAE screening uses a probe placed in the ear to deliver auditory stimuli and measures the response of the sensory cells with a sensitive microphone. OAE screening does not evaluate the function of the entire hearing pathway because it does not assess the neural pathways and can therefore fail to detect hearing disorders such as auditory neuropathy. Different studies have found that as many as 15% of hearing impaired children have “normal” inner and middle ear function, and are hearing impaired because of disorders of the neural pathways. There are several different types of OAE technologies, however, the two most commonly used for hearing screening are transient evoked OAE, and distortion product OAE.

•	Transient Evoked OAE. Transient Evoked OAE, or TEOAE, tests measure the echoes recorded after a brief stimuli over a range of frequencies. TEOAE technology tests several parts of the cochlea individually and simultaneously.

•	Distortion Product OAE. Distortion Product OAE, or DPOAE, tests the echoes recorded after continuous and more intense stimuli are introduced at specific frequencies that test one part of the cochlea at a time.

Our ALGO hearing screening products use proprietary automated ABR, or AABR, technology to provide accurate and non-invasive hearing screening for newborns. The ALGO screener delivers thousands of soft clicking sounds to the newborns ears through sound cables and disposable earphones connected to the instrument. Each click elicits a series of identifiable brain waves, which are detected by disposable sensors placed on the baby’s forehead, shoulder and the nape of its neck. This methodology will detect hearing loss at 35 dB nHL or higher. The ALGO screener automatically extracts the infant’s brainwave responses resulting from the clicks and differentiates them from other brainwave responses resulting from muscle activity, ambient sounds or other stimuli affecting the brain. These brainwave responses are then compared to a template based on the brainwave responses of infants with normal hearing. The ALGO screener issues a “Pass” result when it collects sufficient data to establish that the baby’s responses are consistent with the responses of a normal hearing child to a 99.6% level of statistical confidence. If a determination cannot be reached after 15,000 sweeps, the ALGO screener issues a “Refer” result, indicating that the infant should be referred for more detailed clinical evaluation, including an additional screening performed by an audiologist or other trained clinician. Once the result of the second hearing screening is available, if the result is still a “Refer,” the specialist will conduct additional tests to determine the type and severity of the hearing impairment.

We currently market the ALGO 3 and the handheld ALGO 3i screener. The ALGO 3 screener incorporates our proprietary AABR technology interfaced with a laptop computer and operating system software. This system uses our proprietary software to conduct simultaneous screening of both ears and conducts tests at 35 dB nHL. The ALGO 3 screener utilizes our proprietary software to automatically store results from every test, which facilitates prompt follow-up and tracking of patient results. Users can print daily, weekly or monthly reports, create backup files and integrate screening results into statewide databases. The handheld ALGO 3i utilizes the same AABR technology as the ALGO 3 in handheld screening device that includes a multiple-language interface. The ALGO 3i targets primarily the foreign market for a handheld device that provides patient data storage and wireless data-transfer capability.

Our Echo-Screen, AuDX and ABaer hearing screening and monitoring products provide a lower cost option for the surveillance screening of newborns, infants and children. Unlike our AABR technology, which is designed to screen infants less than six months of age, the Echo-Screen, AuDX and ABaer devices use OAE technology which make them suitable for screening a wider range of patients, including infants, children and adults.

The Echo-Screen product line, based on clinically validated automated OAE technology, or AOAE, delivers clicks or tone bursts to the patient’s ear canal via a probe that is inserted into the patient’s ear canal. The patient’s cochlea generates sound waves in response to these clicks or tone bursts. The ear probe, which contains a very sensitive microphone, then measures and records the sound wave responses of the patient’s cochlea. The Echo-Screen device analyzes the patient’s response and automatically provides a “pass” or “refer” result.

Our AuDX product line consists of hand-held OAE hearing screening devices that are offered in a variety of configurations. They are suitable for use with newborns as well as older children and adults. These devices also offer a test protocol that can be used to screen adults for hearing loss. This protocol expands the market for AuDX screening into the internal medicine and family practice areas for use on those adults where mild amounts of hearing loss pose little communication barrier for an adult listener. Adults whose hearing loss does impact their ability to effectively communicate would be referred to an audiologist for a full evaluation.

The ABaer Hearing Screening System utilizes the patented Point Optimized Variance Ratio (“POVR”) algorithm, developed by researchers at House Ear Institute, to provide ABR and OAE screening on the same product platform. This device, which can easily be operated by an untrained technician, also has the capability to export data to a variety of third party databases, which are used to track the results of each test.

For infection control, accuracy and ease of use, our hearing screening devices are designed so that each hearing test conducted using one of our screening devices is carried out with screening supplies designed specially for use with that device. All of our screening supplies are alcohol and latex free and our adhesives are specially formulated for use on the sensitive skin of newborns.

•	ALGO Screening Supply Kits. Each newborn hearing test conducted with the ALGO screener is carried out with screening supplies designed specifically for use with our AABR technology. We offer a variety of packaging options that include our proprietary single use earphones and our Jelly Tab disposable electrodes.

•	Echo-Screen, AuDX and ABaer Supply Products. We offer a variety of screening supply options for use with our Echo-Screen, AuDX and ABaer hearing screening devices that include single-use probe tips in a variety of sizes and proprietary single use earphones. We also offer our Jelly Tab disposable electrodes for use with ABR technology.

Diagnostic Hearing

Patients of all ages who fail a hearing screening test should be identified and further audiologic studies performed to determine the type and severity of hearing loss for each ear. Our Bio-logic branded diagnostic hearing products address the various testing options by offering a suite of user-friendly, cost effective products for the clinical audiologist.

We design and manufacture a variety of products used to diagnose hearing loss, or to identify abnormalities affecting the peripheral and central auditory nervous systems. The technology used in most of these systems is either electrodiagnostic in nature or measures OAE response as discussed above. In addition, these products have the ability to test functional speech intelligibility in noise and to assess biological markers for auditory processing.

Electrodiagnostic systems record electrical activity generated in the central nervous system. An electrodiagnostic testing device delivers acoustic stimuli to the ears while electrodes placed on the scalp record the brain’s electrical response. The most common auditory test performed with electrodiagnostic equipment is the auditory brainstem response, or ABR, test described above. More advanced ABR testing techniques that either define the nature of the hearing loss or that screen for other auditory abnormalities such as an acoustic tumor, require the expertise of an individual, usually an audiologist or Ear Nose and Throat physician, or ENT, who has extensive training, an understanding of the technology being used, and the ability to interpret complex waveforms that represent the brain’s electrical activity.

Our diagnostic hearing assessment product line consists of the Navigator Pro EP system, which is a PC-based, configurable device that utilizes Evoked Potentials for use in the recording and display of human physiological data, auditory screening purposes, and to assist in determining possible auditory and hearing-related disorders. Auditory stimuli are presented to the patient’s ear through an earphone or headphones, and the corresponding ABR from the patient are recorded using EEG electrodes placed on the scalp. The Navigator Pro EP System can be used for patients of all ages, from children to adults, including infants and geriatric patients. The device can be configured with additional software to upgrade the system with a combination of OAE and ABR screening as well as additional diagnostic functions as described below:

•	Stacked ABR. This is a modification of the standard ABR measure, developed to improve the sensitivity of ABR as a screening tool for auditory nervous system abnormalities.

•	CHAMP. The Cochlear Hydrops Assessment Masking Procedure is a module, exclusively licensed from House Ear Institute and incorporated into our Navigator Pro product, which assists in the evaluation of cochlear hydrops, a fluid imbalance condition in the inner ear often associated with Meniere’s disease. CHAMP is a modified ABR test that uses unique acoustic stimuli and response measures to elicit a response pattern characteristic of cochlear hydrops.

•	BioMAP. The Biological Marker for Auditory Processing technique uses speech stimuli to generate an ABR. Research has shown that some children with auditory learning problems show poor BioMAP responses to speech. These children responded favorably to treatment with a specialized auditory training program. Post-treatment improvement in BioMAP recordings as well as performance on certain behavioral tests of auditory processing suggest that BioMAP responses may help to predict which children will benefit from this treatment and can assist in the tracking of a child’s progress over time.

•	M.A.S.T.E.R. This technology defines the magnitude of hearing loss at specific frequencies, and is suitable in situations where patients cannot actively participate in the testing process. M.A.S.T.E.R allows both ears to be tested simultaneously and with multiple frequencies to define hearing loss characteristics quickly.

Jaundice Management

Babies are typically born with a quantity of red blood cells necessary for fetal life but in excess of their needs as newborns. The body, in a normal process known as hemolysis, breaks down excess red blood cells. Two byproducts of hemolysis are a yellow pigment called bilirubin and a proportional amount of carbon monoxide. Abnormal rates of hemolysis cause abnormal levels of bilirubin and carbon monoxide. An abnormal rate of hemolysis may also be an indicator of a number of other disorders including anemia, infection and some genetic disorders.

In 2004, the American Academy of Pediatrics, or AAP, issued new guidelines for the treatment of jaundice in newborns. The guidelines recommend phototherapy as the standard of care for the treatment of hyperbilirubinemia in infants born at 35 weeks or more of gestation. The guidelines further highlight the need for “intense” phototherapy, and specifically recommend the use of the “blue” light treatment incorporated into our neoBLUE products.

We currently offer the following products that meet AAP guidelines and meet the needs of our customers related to the treatment of newborn jaundice:

•	neoBLUE Phototherapy Device. The neoBLUE phototherapy device is a crib-side unit used for the treatment of jaundice. The device utilizes Light Emitting Diode, or LED, technology to generate a narrow spectrum of blue light that, we believe, is optimal for the conversion of bilirubin and produces a negligible amount of both ultraviolet and infrared light.

•	neoBLUE Mini Phototherapy Device. Our neoBLUE mini phototherapy device was designed as a smaller counterpart to our existing overhead neoBLUE phototherapy device. The neoBLUE mini offers clinicians a more compact and portable alternative to other brands of phototherapy devices currently on the market.

•	neoBLUE Cozy Phototherapy Device. In October 2005, we received FDA 510(k) clearance for the newest addition to our neoBLUE line of LED phototherapy lights. The neoBLUE Cozy, with its streamlined, oval design, conforms to the shape of the baby and provides a light source from underneath the patient.

•	Biliband Eye Protector. Our Biliband Eye Protector is a single-patient use supply product designed to block light from reaching the eyes of newborns undergoing phototherapy treatment.

EEG Monitoring for Neurology

We design, manufacture and market a full line of computerized instruments (electroencephalographs) used to help diagnose the presence of seizure disorders, look for causes of confusion, evaluate head injuries, tumors, infections, degenerative diseases and metabolic disturbances that affect the brain, evaluate sleep disorders and investigate periods of unconsciousness. This type of testing is also done to confirm brain death in comatose patients. These systems work by detecting and recording the brain’s electrical impulses (“EEG”s). Routine EEG recording is done by placing electrodes on a patient’s scalp over various areas of the brain to record and detect patterns of activity and specific types of electrical events. EEG technologists perform the tests, and neurologists review and interpret the results.

Our diagnostic EEG monitoring product line for neurology consists of our Ceegraph VISION computer workstation, the Netlink EEG amplifier, the Netlink LTM, and the Netlink Traveler. These devices are typically used in concert, as part of an EEG “system” by the Neurology department of a hospital to assist in the diagnosis of assorted neurological conditions.

•	Ceegraph VISION. The Ceegraph VISION line of computerized EEG systems includes a broad range of products, from software licenses and ambulatory monitoring systems to advanced laboratory systems with multiple capabilities for EEG, ICU monitoring, long-term epilepsy monitoring of up to 128 channels, and powerful physician review stations with advanced quantitative EEG analysis capabilities.

•	Netlink EEG. Netlink EEG is a proprietary amplifier that interfaces the patient and computer and incorporates recent advances in amplifier and ergonomic design. Recent innovations in electronics technology and advanced Internet protocol (IP) data transmission enable Netlink EEG to provide recordings of up to 32 channels of digital data using Ethernet communication.

•	Netlink LTM. Netlink LTM is designed for use in long-term epilepsy monitoring applications allowing laboratories to place amplifiers and recording PCs anywhere in the facility using Ethernet data transmission, eliminating commonly encountered connectivity and associated data quality issues. We also offer two automated spike and seizure detection software options that assist in the identification of clinical events indicative of epilepsy: Stellate and Persyst. Stellate Systems’ patented algorithms include newborn seizure, seizure onset, and state-dependent seizure detection. Persyst’s Reveal is a neural network algorithm that detects spikes and seizures in adults and children.

•	Netlink Traveler. Netlink Traveler is a solid-state, battery-operated ambulatory recorder for seizure monitoring that records continuous information from up to 32 channels and saves data on removable flash card media. Data can immediately be reviewed and analyzed using Ceegraph VISION and automatic spike and seizure programs.

A digital video option, which provides synchronized video recording of a patient’s behavior while recording electrical activity from the brain, is available for Ceegraph VISION systems utilizing Netlink EEG and LTM amplifiers, and for Ceegraph XL. SmartPack, a patented software option available with the Ceegraph line, is an innovative data compression process that reduces the size of data files by as much as 60%. Data compression is performed in real-time with no loss of information. Universal Reader is a physician’s review station that permits fast and easy data analysis in a graphical format using Ceegraph software.

Computerized Polysomnography (Diagnostic Sleep Analysis)

Increasing public awareness of sleep disorders has made sleep medicine a rapidly growing specialty. The analysis of respiratory patterns, brain electrical activity and other physiological data has proven critical for the diagnosis and treatment of sleep-related diseases such as apnea, insomnia, and narcolepsy. We offer a broad range of products for the contemporary sleep laboratory, including fully configured laboratory systems, portable systems, and ambulatory recorders for home monitoring. Our Sleepscan systems provide flexible report generation capabilities, expert analysis modules, and many advanced features.

Sleepscan console and laptop products feature the Netlink data acquisition system, which incorporates recent developments in superior amplifiers for sleep analysis. In addition to its signal quality, the Sleepscan Netlink headbox includes a built-in oximeter, and allows the user to start and stop a study or perform electrode impedance testing either at the patient’s bedside or from the monitoring room. Sleepscan Netlink also offers a convenient electrode testing device for quality control.

Sleepscan VISION software, introduced in 2005, offers important features including pediatric and adult programs. It includes an updated user interface for ease of use and customization, improved analysis functionality for faster sleep stage scoring by technologists and physicians, and our Front Office feature that facilitates patient scheduling. Sleepscan VISION’s customized analysis includes color-coded sleep stages, flow loop analysis and other important features.

We also market a broad line of disposables and accessories for the polysomnography laboratory.

Thermoregulation

A full-term baby normally loses large amounts of heat and water vapor through the skin because of the relatively large amount of body surface area relative to its body weight. Newborns also sustain increased evaporative water loss due to the immaturity of the outer skin layers, resulting in a reduced ability to retain body water. In pre-term babies, this water loss is more exaggerated and can contribute to a high degree of body water loss. As the water passes through the newborn’s skin and evaporates from the skin surface, it contributes to a loss of body heat. This heat loss can be problematic, especially for premature babies, since newborns are limited in their ability to generate and conserve body heat.

Heat shields provide a microenvironment for the newborn in order to control water and heat loss. Heat shields also allow for the creation of a high-humidity environment for the premature newborn. This humidified atmosphere decreases evaporative water loss from the newborn, and thereby reduces associated heat loss.

We sell the following products to meet the needs of newborn thermoregulation. They are used in neonatal units, nurseries, and postnatal wards in hospitals and clinics as well as in emergency transport vehicles:

•	Igloo. Igloo is an integrated heat shield made of clear, medical-grade polycarbonate and acrylic materials. It has multiple uses in neonatal units, nurseries, and postnatal wards, and can be used during phototherapy, as an oxygen hood for large babies, and also within incubators under heat sources.

•	Oxy-Igloo. Oxy-Igloo is a half-cylinder clear plastic oxygen hood with a soft, disposable silicon flap that can be hand-cut to fit around larger, full-term babies.

•	Foldadome. Foldadome is a foldable, self-erecting oxygen hood that can be stored flat for service in emergency vehicles or intensive care units where storage facilities may be limited.

Pulmonary Function

Prior to delivery, the fetus depends on the placenta to provide the normal gas exchange functions of ventilation, the removal of carbon dioxide, and respiration, the oxygenation of blood. At delivery, the newborn loses placental support and is required to initiate breathing so that its lungs can support these necessary gas exchange functions. This transition requires that the lungs expand and fill with air while eliminating the amniotic fluid previously contained in the lungs. Some newborns have difficulty clearing the fluid from their lungs and thus require assistance with normal gas exchange. These newborns usually have some form of respiratory distress that compromises the ability of their lungs to eliminate carbon monoxide or absorb oxygen. Oxygen hoods are able to provide a microenvironment where high concentrations of oxygen are desired. When used in conjunction with an oxygen analyzer, oxygen hoods can deliver precise oxygen concentrations from 21% (room air) to nearly 100%.

We sell the following oxygen hood products:

•	Oxydome I and II. These are heatbox products for oxygen therapy made from a single piece of unbreakable, molded thermoplastic. The domes have no corners for ease of cleaning.

•	Oxypod I and II. These products are similar to the Oxydome with the same footprint and a slightly larger interior volume.

Other Products for the Neonatal Intensive Care Unit (“NICU”)

•	MinMuffs Neonatal Noise Attenuators. Designed specifically for premature babies, Natus MiniMuffs noise attenuators are disposable earmuffs designed to decrease noise exposure for babies in the NICU.

•	Save the Gonads X-ray Shields. Premature babies receive an average of 30 X-rays during their NICU stay. Save the Gonads shields are specifically designed to protect the reproductive organs of babies by blocking harmful radiation.

Newborn Metabolic Testing

In the United States, states and territories have mandated the blood-based testing of all infants born within their jurisdiction for certain disorders that may not otherwise be detected before developmental disability or death could occur. Typically, newborns with many of these disorders appear normal at birth. Appropriate compliance with the medical management prescribed can allow most affected newborns to develop normally. Newborn metabolic testing is nationally recognized as an essential program that aims to ensure the best outcome for the nation’s newborn population.

Our Neometrics Data Management product line consists of an integrated suite of software modules that collect and analyze demographic data and test results associated with the newborn screening process. These products enable laboratory personnel to quickly and accurately identify infants with potentially life-threatening disorders and to relay this information to appropriate medical personnel. With protocols customized to the specific rules and regulations of each state, the applications then assist in the management of patient follow-up and treatment.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2006, there were 18,570,933 shares of common stock outstanding held of record by approximately 54 holders and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share for the election of directors and on all matters that require stockholder approval. Subject to any preferential rights of any then outstanding preferred stock, the holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of our common stock, or any redemption rights. Attached to and trading with each share of common stock are the rights to acquire our Series A participating preferred stock pursuant to our Amended and Restated Preferred Stock Rights Agreement dated as of October 8, 2002, as amended, or Rights Agreement. Each share of common stock carries with it one right to purchase one one-thousandth of a share of our Series A participating preferred stock.

Preferred Stock

Of the 10,000,000 shares of preferred stock that we are authorized to issue, 120,000 shares are designed Series A participating preferred stock and are reserved for issuance pursuant to our Rights Agreement. Our board of directors may increase the number of shares designated as Series A participating preferred stock without further stockholder action. Under our Restated Certificate of Incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of up to 10,000,000 shares of our preferred stock, in one or more series, with such voting powers and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted at any time or from time to time by our board of directors.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for shares of common stock held by stockholders.

Our restated certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by a majority of the board of directors, the Chairman of the Board, the Chief Executive Officer or holders of at least 10% of the shares of our capital stock entitled to vote at such a meeting. Our restated certificate of incorporation and bylaws also provide that our board of directors be divided into three classes, with each class serving staggered three-year terms, and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66-2/3% of the voting power of all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Rights Agreement

Our Board of Directors adopted the Rights Agreement, pursuant to which one preferred stock purchase right was issued as a dividend for each outstanding share of our common stock. Each right entitles the registered holder to purchase for $23.00 one one-thousandth of a share of our Series A participating preferred stock, subject to adjustment.

The rights will separate from the common stock and become exercisable when a person or group acquires 20% or more of our common stock or 10 business days after announcement of a tender or exchange offer that would result in such ownership.

If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. The rights will expire on October 11, 2012, unless earlier redeemed or exchanged by us.

Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a preferential quarterly dividend payment in an amount per share (rounded to the nearest cent) equal to 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A participating preferred would be entitled to receive an aggregate payment equal to 1,000 times the payment made per share of common stock. Each share of Series A preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A participating preferred stock will be entitled to receive 1,000 times the amount of consideration received per share of common stock. The Series A participating preferred stock ranks junior to any other series of our preferred stock.

NASDAQ National Market Listing

Our common stock is listed on the NASDAQ National Market under the symbol “BABY.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the common stock covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

•	A prospectus supplement, if required, will set forth the terms of the offering of the common stock covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the common stock and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the common stock may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, dealers or agents. If the shares of common stock are sold through underwriters or dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions including:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the dealer solicits purchasers;

•	block trades in which the dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a dealer as principal and resale by the dealer for its account;

•	privately negotiated transactions;

•	dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, dealers or agents, such underwriters, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, dealers or agents may be in excess of those customary in the types of transactions involved). Upon our being notified that a selling stockholder has entered into any material arrangement with an underwriter, dealer or agent, we will describe such arrangement in a prospectus supplement if required by Rule 424(a) under the Act. The selling stockholders may also loan or pledge shares of common stock to dealers that in turn may sell such shares.

Underwriters may offer and sell the common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any common stock, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the common stock if they purchase any of the common stock. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in a prospectus supplement, naming the underwriter.

We may sell common stock through agents from time to time. A prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

The selling stockholders and any dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders may sell all or a portion of the shares of common stock in open market transactions under Rule 144 under the Securities Act, provided they meet the requirements of such rule.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from us at a public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon by Fenwick & West LLP.

EXPERTS

The 2005 consolidated financial statements, the related 2005 financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Natus Medical Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Bio-Logic Systems Corp. for the years ended February 28, 2005, February 29, 2004, and February 28, 2003 have been incorporated herein by reference in reliance upon the reports of Grant Thornton LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The 2004 and 2003 financial statements and schedules incorporated herein by reference have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC allows us to incorporate by reference in this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005 which was filed on March 16, 2006, including all material incorporated by reference therein;

•	Our Current Reports on Form 8-K filed on January 4, 2006, January 9, 2006, January 12, 2006, February 23, 2006, March 1, 2006 and March 23, 2006;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on July 17, 2001 pursuant to Section 12(g) of the Exchange Act; and

•	The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed on September 6, 2002 pursuant to Section 12(g) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A/A filed on October 8, 2002 and Amendment No. 2 on Form 8-A/A filed on February 25, 2003.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070, (650) 802-0400.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of the offering of the common stock offered in this prospectus shall be deemed incorporated by reference into this prospectus and be a part of this prospectus from the respective dates of filing such documents.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain or incorporate by reference all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commission, payable by us in connection with the offering of the common stock being registered. All amounts shown are estimates, except for the registration fee.

SEC registration fee	$12,002
Accounting fees and expenses	75,000
Legal fees and expenses	100,000
Printing and miscellaneous expenses	47,998

Total	$235,000

Item 15.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our restated certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for improper payment of dividends or redemptions of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Our restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons against any and all expenses including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Natus or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registration pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits and Financial Statement Schedules

		Incorporated By Reference
Exhibit No.	Exhibit	Filing	Exhibit No.	File No.	File Date
1.1	Form of Underwriting Agreement (1)

3.1	Natus Medical Incorporated Restated Certificate of Incorporation	S-1	3.1.1	333-44138	08/18/2000

3.2	Natus Medical Incorporated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock	8-A	3.1.2	000-33001	09/06/2002

3.3	Bylaws of Natus Medical Incorporated	S-1	3.2	333-44138	08/18/2000

4.1	Amended and Restated Preferred Stock Rights Agreement, dated as of October 8, 2002, between Natus Medical Incorporated and Equiserve Trust Company, N.A., including the form of Rights Certificate and Summary of Rights attached thereto as Exhibits B and C, respectively	8-A	4.1	000-33001	10/08/2002

4.2	Amendment No. 1 to the Amended and Restated Preferred Stock Rights Agreement dated as of February 14, 2003 between Natus Medical Incorporated and Equiserve Trust Company, N.A.	8-A	4.2	000-33001	02/25/2003

4.3	Amendment No. 2 to the Amended and Restated Preferred Stock Rights Agreement dated as of March 15, 2005 between Natus Medical Incorporated and Equiserve Trust Company, N.A.	8-K	99.1	000-33001	03/15/2005

4.4	Voting Agreement dated February 14, 2003 between Natus Medical Incorporated and Perry Corp.	8-K	4.3	000-33001	02/25/2003

4.5	Common Stock Purchase Agreement dated October 16, 2005, by and between Natus Medical Incorporated and the D3 Family Funds	8-K	10.2	000-33001	10/19/2005

5.1	Opinion of Fenwick & West LLP

16.1	Letter regarding change in certifying accountants	10-K	16.1	000-33001	04/08/2004

16.2	Letter regarding change in certifying accountants	8-K	16.1	000-33001	08/19/2005

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (See page II-6)

(1)	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of an included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on the 20th day of April, 2006.

NATUS MEDICAL INCORPORATED

By:	/s/ JAMES B. HAWKINS
James B. Hawkins
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. Hawkins and Steven J. Murphy, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this registration statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite the name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JAMES B. HAWKINS James B. Hawkins	President, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2006

/s/ STEVEN J. MURPHY Steven J. Murphy	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 20, 2006

/s/ ROBERT A. GUNST Robert A. Gunst	Chairman of the Board	April 20, 2006

/s/ DORIS ENGIBOUS Doris Engibous	Director	April 20, 2006

/S/ KEN LUDLUM Ken Ludlum	Director	April 20, 2006

/s/ MARK D. MICHAEL Mark D. Michael	Director	April 20, 2006

/s/ WILLIAM M. MOORE William M. Moore	Director	April 20, 2006

INDEX TO EXHIBITS

		Incorporated By Reference
Exhibit No.	Exhibit	Filing	Exhibit No.	File No.	File Date
1.1	Form of Underwriting Agreement (1)

3.1	Natus Medical Incorporated Restated Certificate of Incorporation	S-1	3.1.1	333-44138	08/18/2000

3.2	Natus Medical Incorporated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock	8-A	3.1.2	000-33001	09/06/2002

3.3	Bylaws of Natus Medical Incorporated	S-1	3.2	333-44138	08/18/2000

4.1	Amended and Restated Preferred Stock Rights Agreement, dated as of October 8, 2002, between Natus Medical Incorporated and Equiserve Trust Company, N.A., including the form of Rights Certificate and Summary of Rights attached thereto as Exhibits B and C, respectively	8-A	4.1	000-33001	10/08/2002

4.2	Amendment No. 1 to the Amended and Restated Preferred Stock Rights Agreement dated as of February 14, 2003 between Natus Medical Incorporated and Equiserve Trust Company, N.A.	8-A	4.2	000-33001	02/25/2003

4.3	Amendment No. 2 to the Amended and Restated Preferred Stock Rights Agreement dated as of March 15, 2005 between Natus Medical Incorporated and Equiserve Trust Company, N.A.	8-K	99.1	000-33001	03/15/2005

4.4	Voting Agreement dated February 14, 2003 between Natus Medical Incorporated and Perry Corp.	8-K	4.3	000-33001	02/25/2003

4.5	Common Stock Purchase Agreement dated October 16, 2005, by and between Natus Medical Incorporated and the D3 Family Funds	8-K	10.2	000-33001	10/19/2005

5.1	Opinion of Fenwick & West LLP

16.1	Letter regarding change in certifying accountants	10-K	16.1	000-33001	04/08/2004

16.2	Letter regarding change in certifying accountants	8-K	16.1	000-33001	08/19/2005

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (See page II-6)

(1)	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.